Exhibit 10.37

Houston Technology Center Suite 325 410 Pierce Street Houston, TX 77002
Phone: 832-431-3555 Fax: 858-756-0482

March 31, 2015

Robert E. Sobol, MD

Re:	First Amendment to Consulting Letter dated April 2, 2014 (the “Consulting Letter”)

Dear Dr. Sobol:

Both you and MultiVir Inc. (the “Company”) acknowledge that a Trigger Event as defined in the Consulting Letter has not been completed as of March 31, 2015. In that regard, both you and the Company agree that the second full paragraph of page 2 of the Consulting Letter shall be amended and restated in its entirety to read as follows:

If the Company does not complete a Trigger Event on or before June 30, 2015, this Agreement shall terminate on June 30, 2015; provided, however, that this agreement shall continue after June 30, 2015 unless terminated upon 30-days prior written notice by either party.

Except as expressly amended hereby the terms and conditions of the Consulting Letter shall remain in full force and effect. Kindly countersign a copy of this letter and return it to me to evidence your acceptance of this amendment.

Very truly yours,

MultiVir, Inc.

By:	/s/ Nicholas Puro
Name:	Nicholas Puro
Title:	President and COO

Agreed and Consented to:

/s/ Robert E. Sobol, MD
Print Name: Robert E. Sobol, MD.